[ERNST & YOUNG LETTER HEAD]



                        CONSENT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS

MUTUAL RISK MANAGEMENT LTD.

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated June 6, 1996, pertaining to the long term incentive plan of Mutual Risk Management Ltd., of our report dated February 19, 1996, with respect to the consolidated financial statements of Mutual Risk Management Ltd. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, and of our report dated March 20, 1996, with respect to the financial statement schedules of Mutual Risk Management Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1995.


                                             /s/Ernst & Young


Hamilton, Bermuda
June 6, 1996